EXHIBIT 99.1

News

MGE Energy Reports Second-Quarter Earnings

Madison, Wis., Aug. 6, 2009—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended June 30, 2009, of $9.9 million or 43 cents per share, compared to $10.6 million or 48 cents per share for the same period in the prior year.

Earnings from the electric utility decreased $1.0 million for the quarter ending June 30, 2009, compared to the second quarter of 2008. A 3.4% decrease in electric revenue is due, in part, to reduced economic activity, which resulted in less customer demand. This also led to reduced sales to other utilities.

For the three months ended June 30, 2009, a 7.0% reduction in overall operations and maintenance expense helped offset the decrease in electric revenues, when compared to the prior period. Lower overhead line maintenance expenses, generating station expenses, and administrative and general costs were main contributors to the reduced expenses for the quarter ended June 30, 2009. Also, customers benefited from lower fuel costs during the second quarter, resulting in reduced costs for customers of over $17 million compared to the same period last year.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 137,000 customers in Dane County, Wis., and purchases and distributes natural gas to 141,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

	2009	2008
Three Months Ended June 30,
Operating revenue	$107,556	$124,737
Operating income	$16,674	$18,242
Net income	$9,893	$10,557
Earnings per share (basic and diluted)	$0.43	$0.48
Weighted average shares outstanding (basic and diluted)	23,095	22,105

Six Months Ended June 30,
Operating revenue	$288,700	$314,733
Operating income	$41,010	$42,550
Net income	$24,845	$24,394
Earnings per share (basic and diluted)	$1.08	$1.11
Weighted average shares outstanding (basic and diluted)	23,026	22,047

Contact:

Steve Kraus

Manager - Media Relations

608-252-7907

skraus@mge.com